Exhibit 10.2

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Employment Agreement”), dated as of January 10, 2014, by and between STEVEN MADDEN, LTD., a Delaware corporation with offices at 52-16 Barnett Avenue, Long Island City, N.Y. 11104 (the “Company”), and AWADHESH SINHA, an individual residing at 46 School House Lane, Roslyn Heights, N.Y. 11577 (the “Executive”).

WITNESSETH:

WHEREAS, the Executive has served as the Chief Operating Officer of the Company since July 1, 2005; and

WHEREAS, the Company desires to continue to retain the services of the Executive and the Executive desires to continue his employment with the Company and, as such, the parties have determined to enter into a new employment agreement, setting forth the terms and conditions upon which the Executive shall continue to be employed by the Company and upon which the Company shall compensate the Executive from and after January 1, 2014 (the “Effective Date”);

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Employment Agreement, the parties hereby agree as follows:

Section 1.         Employment. The Company shall employ the Executive in its business, and the Executive shall continue to work for the Company as its Chief Operating Officer, subject to the terms and conditions set forth in this Employment Agreement.

Section 2.         Duties.

2.1      Duties. The Executive shall perform such duties as may reasonably be assigned to him from time to time by the Chief Executive Officer of the Company and agrees to abide by all By-laws, policies, practices, procedures and rules of the Company. During the Term (as defined below), the Executive shall devote all of his business time to the performance of his duties hereunder unless otherwise authorized by the Board of Directors. Without limiting any policies, practices, procedures or rules of the Company otherwise applicable, the Executive also agrees that he shall not take personal advantage of any business opportunities which arise during his employment and which may benefit the Company. All material facts regarding such opportunities must be promptly reported to the Chief Executive Officer for consideration by the Company.

2.2      Service as Officer. During the Term (as defined below), the Executive shall, if elected or appointed, serve as (a) an officer of any subsidiaries of the Company and/or entities affiliated with the Company in existence or hereafter created or acquired and (b) a director of any such subsidiaries of the Company and/or entities affiliated with the Company in existence or hereafter created or acquired, in each case, without any additional compensation for such services.

Section 3.          Term of Employment.

3.1       Term. The term of the Executive’s employment, unless sooner terminated in accordance with the provisions set forth herein, shall be for a period of 3 years commencing on the Effective Date and expiring on December 31, 2016 (the “Initial Term”). Thereafter, unless sooner terminated in accordance with the provisions set forth herein, this Employment Agreement shall be automatically renewed for successive one-year terms (each, a “Renewal Term” and the Initial Term and any such Renewal Term, collectively, the “Term”) on the same terms set forth herein unless at least 120 days prior to the expiration of the Initial Term or 90 days prior to the expiration of any Renewal Term, either party notifies the other party in writing that he or it is electing to terminate this Employment Agreement at the expiration of the then-current Term. If the Company notifies the Executive in writing of its intention not to renew this Employment Agreement (other than for Cause or Total Disability as set forth in Sections 5.3 and 6), the Executive shall receive in cash an amount equal to the then-current Base Salary prorated from the expiration of the then-current Term through 90 days after the expiration of the then-current Term, payable to the Executive at such regular weekly, biweekly or semi-monthly time or times as the Company makes payment of its regular payroll in the regular course of business.

3.2       Expiration. Upon the expiration of the Term or the earlier termination of the Executive’s employment with the Company for any reason whatsoever, the Executive shall be deemed to have resigned as an officer of the Company and of each and every subsidiary thereof for which he serves as an officer.

Section 4.          Compensation and Benefits of Executive.

4.1       Base Salary. In consideration of the Executive’s services to the Company during the Term, the Company shall pay to the Executive the following base salary per annum (“Base Salary”), less such deductions as shall be required to be withheld by applicable laws and regulations:

(i)         For the calendar year 2014, Six Hundred Thousand Dollars ($600,000);

(ii)        For the calendar year 2015, Six Hundred Thirty Thousand Dollars ($630,000); and

(iii)       For the calendar year 2016, Six Hundred Sixty-One Thousand Five Hundred Dollars ($661,500).

The Base Salary payable to the Executive shall be paid at such regular weekly or semi-monthly intervals as the Company makes payment of its regular payroll in the regular course of business.

4.2       Automobile Allowance. The Company shall, at the direction of the Executive, either reimburse the Executive for, or directly pay the cost of, the lease of an automobile during the Term and all usual expenditures in collection therewith (i.e. fuel, insurance, parking, customary maintenance and repairs) in an amount not to exceed $1,850.00 per month, less such deductions as shall be required to be withheld by applicable law and regulations. Any reimbursements by the Company pursuant to this Section 4.2 shall be subject to, and made in accordance with, Section 5.7(b) hereof.

4.3       Restricted Stock Award. On January 15, 2014, the Company shall grant to the Executive, as additional compensation, shares of the Company’s common stock, $0.0001 per share, subject to certain restrictions (the “Restricted Common Stock”), such grant to be made under the Company’s 2006 Stock Incentive Plan, as amended. The number of shares of Restricted Common Stock to be issued shall be determined by dividing One Million Dollars ($1,000,000) by the closing price of the common stock of the Company on the grant date. The terms and conditions of the Restricted Common Stock shall be as set forth in a Restricted Stock Award Agreement entered into by the Company and the Executive and the shares of Restricted Common Stock shall vest and cease to be subject to restrictions in three equal installments: 33⅓% on December 15, 2014; 33⅓% on December 15, 2015; and 33⅓% on December 15, 2016.

4.4       Performance Bonus. In respect of each of 2014, 2015 and 2016, the Company shall pay to the Executive a bonus (payable on or about March 15 of the following year) equal to two percent (2%) of the increase in the Company’s EBITDA for such fiscal year over the EBITDA of the immediately prior fiscal year as derived from the financial statements of the Company for such fiscal year, provided that such bonus shall not exceed Six Hundred Thousand Dollars ($600,000). The first Three Hundred Thousand Dollars ($300,000) of the bonus in any fiscal year shall be payable in cash, and any amount in excess of Three Hundred Thousand Dollars ($300,000) shall be payable in Restricted Common Stock vesting in three equal installments on the first, second and third anniversaries of the grant date. If any business is acquired after the date hereof, EBITDA from the acquired business shall be included in the bonus calculation starting with the first full quarter under Company ownership, provided that the prior year’s EBITDA shall likewise be adjusted to include EBITDA from the acquired business for comparable quarters in the prior year on a pro forma basis assuming the Company had owned the business.

4.5       Clawback of Incentive Compensation. Notwithstanding any provision in this Employment Agreement to the contrary, the Executive agrees that any bonus or other incentive-based compensation that the Executive receives, or has received, from the Company during the period of the Executive’s employment or following the termination of the Executive’s employment with the Company shall be subject to recovery or “clawback” by the Company and repayment by the Executive, upon demand, if, upon the determination of the Board of Directors or the Compensation Committee thereof or any applicable governmental or regulatory agency, such bonus or other incentive-based compensation was based on either (a) materially inaccurate financial statements or any other materially inaccurate performance metric criteria or (b) financial statements or performance metrics that subsequently are restated or revised based upon the advice and recommendation of the Company’s internal auditor or independent auditors, or following the Company’s consultation with the Securities and Exchange Commission; provided that no bonus or other incentive-based compensation or award shall be subject to clawback more than 3 years after being paid or awarded to the Executive unless such repayment demand is made based upon the fraud or intentional misconduct of the Executive, in which event the demand period shall not be limited to 3 years. The Executive shall repay such compensation to the Company within 30 calendar days of receipt of written demand for repayment or as soon thereafter as is practicable. The Executive shall cooperate with the Company to effect any clawback of compensation required by this Section 4.5 or any applicable law or regulation. The Company shall be entitled to recovery of its reasonable legal fees and costs incurred in enforcing its clawback rights. The Executive’s obligations under this Section 4.5 shall survive termination or expiration of this Employment Agreement and any termination of employment of the Executive.

4.6       Expenses; Expense Reports. The Company shall pay directly or reimburse the Executive for all reasonable and necessary expenses and disbursements incurred by the Executive for and on behalf of the Company in the performance of his duties during the Term. The Executive shall submit to the Company, not less frequently than once in each calendar month, reports of such expenses and disbursements in form normally used by the Company together with associated receipts or other documentation evidencing such expenses. The Company’s obligations to pay for or reimburse the Executive for such expenses shall be subject to compliance with this reporting obligation.

4.7        Benefits. The Executive shall be entitled to participate in such pension, profit sharing, group insurance, option, hospitalization and group health and benefit plans and all other benefits and plans as the Company generally makes available from time to time to its senior executives. In addition, the Company shall pay term life insurance premiums on behalf of the Executive of approximately Three Thousand Five Hundred Dollars ($3,500) per year, less such deductions as shall be required to be withheld by applicable laws and regulations.

4.8        Vacation. The Executive shall be entitled to paid vacation of 4 weeks per year during which period all compensation and benefits shall be paid in full. The Executive shall take his vacation at such times as the Executive and the Company shall determine is mutually convenient. Unused vacation time shall accrue or, at the option of the Company, may be canceled in exchange for additional compensation equal to the Executive’s pro-rata Base Salary equivalent for such unused vacation time.

4.9        Sick Days and Personal Days. The Executive shall be entitled to sick and personal days off in accordance with the Company’s usual policies as set forth in the Company’s Employee Handbook as in effect on the Effective Date, as the same may be amended from time to time.

Section 5.           Termination.

5.1        Death. This Employment Agreement shall terminate upon the death of the Executive; provided, however, that the Company shall pay to the estate of the Executive, within 30 days after his death, Base Salary and all other benefits as set forth herein for the 12-month period immediately subsequent to the date of the Executive’s death. Thereafter, the Company’s obligations hereunder shall terminate.

5.2        Termination Due to Total Disability. Subject to the provisions of Section 6.2 hereof, in the event that the Executive is discharged due to his Total Disability (as defined below), then this Employment Agreement shall be deemed terminated and the Company shall be released from all obligations to the Executive with respect to this Employment Agreement except obligations accrued prior to such termination and those obligations provided in Section 6.2 hereof.

5.3          Termination For Cause; Resignation without Good Reason.

(a)        In the event that the Executive is discharged for Cause (as defined below) or the Executive resigns without Good Reason (as defined below), this Employment Agreement shall be deemed terminated and the Company shall be released from all obligations to the Executive with respect to this Employment Agreement, except for obligations accrued prior to such termination. The foregoing shall not be construed as a limitation of any rights or remedies available to the Company with regard to any acts or omissions of the Executive that gave rise to the termination for Cause.

(b)        As used herein, the term “Cause” shall only mean: (i) a deliberate and intentional breach by the Executive of a substantial and material duty and responsibility under this Employment Agreement that is not remedied, if capable of being remedied, within 30 days after receipt of written notice by certified mail return receipt requested from the Company specifying such breach; (ii) the Executive’s conviction of, or pleading guilty or nolo contendere to, any crime constituting a felony in the jurisdiction involved; (iii) the conviction of the Executive of any crime involving moral turpitude; or (iv) gross negligence or willful misconduct in the conduct of the Executive’s duties or willful refusal or inability to perform such duties as may be delegated to the Executive which are consistent with the Executive’s position as in effect just prior to such delegation, and such conduct is not corrected by the Executive within 30 days following receipt by the Executive of written notice from the Board of Directors or the Chief Executive Officer, such notice to state with specificity the nature of the breach, failure or refusal, gross negligence or willful misconduct related to the Executive’s employment with the Company.

(c)        As used herein, the term “Good Reason” shall mean the occurrence of any of the following:

 (i)        the assignment to the Executive, without his consent, of any duties inconsistent in any substantial and negative respect with his positions, duties, responsibilities and status with the Company as contemplated hereunder or diminution of such position, duties and status, if not remedied by the Company within thirty (30) days after receipt of written notice thereof from the Executive;

 (ii)       any removal of the Executive, without his consent, from any positions or offices the Executive held as contemplated hereunder (except in connection with the termination of the Executive’s employment by the Company for Cause or on account of Total Disability pursuant to the requirements of this Employment Agreement), if not remedied by the Company within thirty (30) days after receipt of written notice thereof from the Executive;

(iii)      a reduction by the Company of the Executive’s Base Salary as in effect as contemplated hereunder, except in connection with the termination of the Executive’s employment by the Company;

(iv)      any termination of the Executive’s employment by the Company during the Term that is not effected pursuant to the terms and provisions of this Employment Agreement;

(v)       any material breach by the Company of the terms of this Employment Agreement, which is not remedied by the Company within thirty (30) days after receipt of written notice thereof from the Executive;

(vi)      the relocation of the Executive’s work location, without the Executive’s consent, to a place more than seventy five (75) miles from the Company’s offices located at 52-16 Barnett Avenue, Long Island City, New York; or

(vii)     the failure by any successor to the Company to expressly assume all obligations of the Company under this Employment Agreement, which failure is not remedied by the Company within thirty (30) days after receipt of written notice thereof from the Executive.

5.4        Termination other than for Cause or without Good Reason, Death or due to Total Disability. Subject to the terms and conditions of this Employment Agreement, in the event that the Executive resigns for Good Reason or the Company terminates the employment of the Executive other than for Cause, then such termination shall be effective 30 days after the Executive’s receipt of notice of termination or the Company’s receipt of notice of resignation and in either event the Executive shall receive, as liquidated damages, an amount equal to the Executive’s Base Salary that would have been paid by the Company pursuant to Section 4.1 hereof for the longer of (i) the remainder of the then-current Term or (ii) 6 months, such amount to be paid to the Executive by the Company at such regular weekly or semi-monthly intervals as the Company makes payment of its regular payroll in the regular course of business; provided that, in the event of Executive’s death such amount shall become payable to the Executive’s estate based on the Company’s regular payroll periods commencing within 90 days following the Executive’s death; provided, further, that the Executive shall cease to be entitled to any further payments under this Section 5.4 in the event that he becomes engaged in other full-time employment.

5.5        Termination upon a Change of Control. (a) If, during the period commencing on the 120th day immediately prior to a Change of Control (as defined below) and ending on the 90th day immediately after a Change of Control, the Executive’s employment shall have been terminated by the Company (other than for death, Total Disability or Cause) or by the Executive for Good Reason, the Executive shall receive, in cash, within 10 days of the date of such termination or resignation of employment, an amount equal to three (3) times the total W-2 compensation received by the Executive pursuant to Sections 4.1, 4.3, 4.4 and 4.7 of this Employment Agreement for the preceding 12-month period ending on the last previous December 31, except that, in lieu of the actual Base Salary component received during such period under Section 4.1 of this Employment Agreement, there shall be substituted the annual Base Salary to which the Executive was entitled as of the date of such termination or resignation of employment.

In the event that any payment (or portion thereof) to the Executive under this Section 5.5(a) is determined to constitute an “excess parachute payment” under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended, the following calculations shall be made:

(i)        The after-tax value to the Executive of the payments under this Section 5.5(a) without any reduction; and

(ii)       The after-tax value to the Executive of the payments under this Section 5.5(a) as reduced to the maximum amount (the “Maximum Amount”) which may be paid to the Executive without any portion of the payments constituting an “excess parachute payment.”

If after applying the agreed upon calculations set forth above, it is determined that the after-tax value determined under clause (ii) above is greater than the after-tax value determined under clause (i) above, the payments to the Executive under Section 5.5(a) shall be reduced to the Maximum Amount.”

(b)        “Change of Control” as used herein, shall mean:

 (i)         when any “person” as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as used in Section 13(d) and 14(d) thereof, including a “group” as defined in Section l3(d) of the Exchange Act, but excluding the Company or any subsidiary or any affiliate or the Company or any employee benefit plan sponsored or maintained by the Company or any subsidiary of the Company (including any trustee of such plan acting as trustee) becomes the “beneficial owner” (as defined in Rule l3d-3 under the Exchange Act) of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities; or

 (ii)        when, during any period of 12 consecutive months, the individuals who, at the beginning of such period, constitute the Board of Directors (the “Incumbent Directors”) cease for any reason other than death to constitute at least a majority thereof; provided, however, that a director who was not a director at the beginning of such 12-month period shall be deemed to have satisfied such 12-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least a majority of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 12-month period) or through the operation of this proviso; or

 (iii)        the occurrence of a transaction requiring stockholder approval for the acquisition of the Company by an entity other than the Company or a subsidiary or an affiliate of the Company through purchase of assets, or by merger, or otherwise.

5.6        Release. Payment of severance hereunder is conditioned on the Executive’s execution and delivery of a general release in form and substance as shall be reasonably requested by the Company. The Company shall also execute a similar release in favor of the Executive.

5.7        Delayed Payments; Reimbursement of Costs and Expenses. (a) Any amount payable under this Employment Agreement prior to the first date on which such payment is permitted under Section 409A of the Internal Revenue Code of 1986, as amended, shall instead be paid at the earliest date on which such payment may be made in compliance with Section 409A.

 (b)        With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Internal Revenue Code of 1986, as amended, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Internal Revenue Code of 1986, as amended, solely because such expenses are subject to a limit related to the period the arrangement is in effect, and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred.

Section 6.           Disability.

6.1        Total Disability. In the event that after the Executive has failed to have performed his regular and customary duties for a period of 90 consecutive days or for any 180 days out of any 360-day period and before the Executive has become Rehabilitated (as defined below), a majority of the members of the Board of Directors of the Company (exclusive of the Executive if the Executive shall then be a director) may vote to determine that the Executive is mentally or physically incapable or unable to continue to perform such regular and customary duties of employment and upon the date of written notice to the Executive by certified mail, return receipt requested, of such majority vote, the Executive shall be deemed to be suffering from a “Total Disability.” As used herein, the term “Rehabilitated” shall mean such time as the Executive is able and willing to return to full-time employment and commences to devote his time and energies to the duties of his position and the affairs of the Company to a reasonable extent and in a similar manner that he did prior to the disability.

6.2        Payment during Disability. In the event that the Executive is unable to perform his duties hereunder by reason of a disability, prior to the time such disability is deemed a Total Disability in accordance with the provisions of Section 6.1 above, the Company shall continue to pay the Executive his Base Salary and benefits pursuant to this Employment Agreement during the continuance of any such disability. Upon a determination of Total Disability pursuant to the provisions of Section 6.1 above, the Company shall pay to the Executive his Base Salary pursuant to this Employment Agreement for the 12-month period immediately subsequent to the date of determination of Total Disability.

Section 7.          Disclosure of Confidential Information. The Executive recognizes that he will have access to secret and confidential information regarding the Company including, but not limited to, its customer lists, products, know-how and business plans. The Executive acknowledges that such information is of great value to the Company, is the sole property of the Company and has been and will be acquired by him in confidence. In consideration of the obligations undertaken by the Company herein, the Executive agrees to hold all such information in strict confidence and will not, at any time, during his employment with the Company and thereafter, reveal, divulge or make known to any person, any information concerning the Company acquired by the Executive during the course of his employment that is treated as confidential by the Company; provided, that such information is not otherwise in the public domain or information that the Executive could have and did learn separate and apart from his duties set forth herein.

Section 8.           Covenant Not to Compete.

8.1        Covenant Not to Compete. The Executive recognizes that the services to be performed by him hereunder are special, unique and extraordinary. The parties acknowledge and agree that it is reasonably necessary for the protection of the Company that the Executive agree and, accordingly, the Executive does hereby agree that, except as provided in Section 8.4, the Executive shall not, directly or indirectly, at any time during the Restricted Period (as defined below) within the Restricted Area (as defined below), engage in any Competitive Business (as defined below), either on his own behalf or as an officer, director, stockholder, partner, principal, trustee, investor, consultant, associate, employee, owner, agent, creditor. independent contractor, co-venturer of any third party or in any other relationship or capacity.

8.2        Applicable Definitions. For purposes of this Employment Agreement, (i) “Restricted Period” shall mean (A) in the event of a termination of the Executive’s employment by the Company for Cause or by the resignation of the Executive without Good Reason, the period of the Executive’s actual employment hereunder plus 6 months after the date the Executive is no longer employed by the Company and (B) in the event of a termination of the Executive’s employment by the Company due to the Executive’s Total Disability or without Cause (including termination resulting from a Change of Control) or by the resignation of the Executive for Good Reason, the period of the Executive’s actual employment hereunder; (ii) “Restricted Area” shall mean anywhere in the United States; and (iii) “Competitive Business” shall mean the design, manufacture, sale, marketing or distribution of (A) branded or designer footwear, apparel, accessories and other products in the categories of products sold by, or under license from, the Company or any of its affiliates and (B) other branded products related to fashion or lifestyle.

8.3        Covenant Not to Solicit. The Executive hereby agrees that the Executive will not, directly or indirectly, for or on behalf of himself or any third party, at any time during the Restricted Period (i) solicit any customers of the Company or (ii) solicit, employ or engage, or cause, encourage or authorize, directly or indirectly, to be employed or engaged, for or on behalf of himself or any third party, any employee or agent of the Company or any of its subsidiaries.

8.4        Exception. This Section 8 shall not be construed to prevent the Executive from owning, directly and indirectly, in the aggregate, an amount not exceeding one percent (1%) of the issued and outstanding voting securities of any class of any company whose voting capital stock is traded on a national securities exchange or in the over-the-counter market.

8.5        Severability. If any of the restrictions contained in this Section 8 shall be deemed to be unenforceable by reason of the extent, duration or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope, or other provisions hereof, and in its reduced form this Section 8 shall then be enforceable in the manner contemplated hereby.

8.6        Survival. The provisions of this Section 8 shall survive the termination of the Executive’s employment as provided hereunder.

Section 9.           Injunctive Relief; Remedies.

9.1        Injunctive Relief. The Executive acknowledges and agrees that, in the event that the Executive shall violate or threaten to violate any of the restrictions of Sections 7 or 8 hereof, the Company will be without an adequate remedy at law and, therefore, shall have the right to seek monetary damages for any past breach and equitable relief including specific performance and temporary or permanent injunctive or mandatory relief against the Executive and/or any and all persons acting directly or indirectly or under the direction of the Executive to prevent or restrain any such breach in any court of competent jurisdiction without the necessity of proving damages or posting any bond or other security, and without prejudice to any other remedies that the Company may have at law or in equity.

9.2        Additional Rights and Remedies. The Executive further agrees that the Company shall have the following additional rights and remedies:

 (a)        to recover all monies and other consideration derived or received by the Executive as the result of any transactions constituting a breach of any of the provisions of Section 10.1, which the Executive hereby agrees to account for and pay over to the Company; and

 (b)        to recover reasonable attorneys’ fees incurred in any action or proceeding in which it seeks to enforce its rights under Sections 7 or 8.

Each of the rights and remedies enumerated above shall be independent of the other, and shall be severally enforceable, and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.

Section 10.        No Restrictions. The Executive hereby represents that neither the execution of this Employment Agreement nor his performance hereunder will (i) violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under the terms, conditions or provisions of any contract, Employment Agreement or other instrument or obligation to which the Executive is a party, or by which he may be bound, or (ii) violate any order, judgment, writ, injunction or decree applicable to the Executive. In the event of a breach hereof, in addition to the Company’s right to terminate this Employment Agreement, the Executive shall indemnify the Company and hold it harmless from and against any and all claims, losses, liabilities, costs and expenses (including reasonable attorneys’ fees) incurred or suffered in connection with or as a result of the Company’s entering into this Employment Agreement or employing the Executive hereunder.

Section 11.           Arbitration.

11.1        Matters Subject to Arbitration. Except with regard to any other matters that are not a proper subject of arbitration, all disputes between the parties hereto concerning the performance, breach, construction or interpretation of this Employment Agreement or any portion thereof, or in any manner arising out of this Employment Agreement or the performance thereof, shall be submitted to binding arbitration, in accordance with the rules of the American Arbitration Association. The arbitration proceeding shall take place at a mutually agreeable location in New York County, New York or such other location as agreed to by the parties.

11.2        Award Binding. The award rendered by the arbitrator shall be final, binding and conclusive, shall be specifically enforceable, and judgment may be entered upon it in accordance with applicable law in the appropriate court in the State of New York, with no right of appeal therefrom.

11.3        Expenses of Arbitration. Each party shall pay its or his own expenses of arbitration, and the expenses of the arbitrator and the arbitration proceeding shall be equally shared.

Section 12.           General Provisions.

12.1        Assignment. This Employment Agreement, as it relates to the employment of the Executive, is a personal contract and neither this Employment Agreement nor any right or interest may be assigned by the Executive without the prior written consent of the Company.

12.2        Entire Employment Agreement. This Employment Agreement constitutes and embodies the full and complete understanding and Employment Agreement of the parties with respect to the Executive’s employment by the Company superseding all prior understanding and Employment Agreements, whether oral or written, between the Executive and the Company.

12.3        Amendments. This Employment Agreement shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. The invalidity of one or more provisions of this Employment Agreement shall not invalidate any other provision of this Employment Agreement.

12.4        Binding Effect. This Employment Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns.

12.5        Headings. The headings and captions under sections and paragraphs of this Employment Agreement are for convenience of reference only and do not in any way modify, interpret or construe the intent of the parties or affect any of the provisions of this Employment Agreement.

12.6        Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or sent by certified or registered mail, return receipt requested and postage prepaid, overnight mail or courier or telecopier, addressed, if to the Company, to the Company’s principal offices, Attn: Chief Executive Officer, and if to the Executive, at the address of the Executive’s personal residence as maintained in the Company’s records, or at such other address as any party shall designate by notice to the other party given in accordance with this Section 12.6.

12.7        Governing Law. This Employment Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to such State’s conflicts of laws provisions and each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in the State of New York, County of New York.

12.8        Counterparts. This Employment Agreement may be executed in two or more counterparts, each of which shall be deemed and original, but all of which taken together shall constitute one of the same instrument.

12.9        Waiver of Breach; Partial Invalidity. The waiver by either party of a breach of any provision of this Employment Agreement shall not operate or be construed as a waiver of any subsequent breach. If any provision, or part thereof, of this Employment Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and not in any way affect or render invalid or unenforceable any other provisions of this Employment Agreement, and this Employment Agreement shall be carried out as if such invalid or unenforceable provision, or part thereof, had been reformed, and any court of competent jurisdiction or arbitrators, as the case may be, are authorized to so reform such invalid or unenforceable provision, or part thereof, so that it would be valid, legal and enforceable to the fullest extent permitted by applicable law.

12.10      Facsimile or Electronic Mail Signatures. Signatures hereon which are transmitted via facsimile or electronic mail shall be deemed original signatures.

12.11      Representation by Counsel; Interpretation. The Executive acknowledges that the Executive has been represented by counsel, or has been afforded the opportunity to be represented by counsel, in connection with this Employment Agreement. Accordingly, any rule or law or any legal decision that would require the interpretation of any claimed ambiguities in this Employment Agreement against the party that drafted it has no application and is expressly waived by the Executive. The provisions of this Employment Agreement shall be interpreted in a reasonable manner to give effect to the intent of the parties hereto.

12.12      Construction. Whenever the word “including” or any variant thereof is used herein, it shall mean “including, without limitation.”

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first set forth above.

STEVEN MADDEN, LTD.

By	/s/ Edward R. Rosenfeld
Name: Edward R. Rosenfeld
Title: Chief Executive Officer

EXECUTIVE

/s/ Awadhesh Sinha
Awadhesh Sinha